Exhibit 99.1


        Cirrus Logic Reports Fiscal Q1 2004 Financial Results;
        Company Sees Improved Orders and Higher Revenue in Q2


    AUSTIN, Texas--(BUSINESS WIRE)--July 23, 2003--Cirrus Logic Inc. (Nasdaq:CRUS) today announced financial results in line with its April 30, 2003, guidance for the first quarter of fiscal 2004, ended June 28, 2003.
    The company reported first quarter revenue of $40.7 million, down 22 percent from $52.1 million reported in the fourth quarter. First quarter gross margin was 48.5 percent, down from 50.6 percent in the fourth quarter. First quarter combined research and development and selling, general and administrative expenses were $33.2 million, down $1.6 million from $34.8 million in the prior quarter.
    In the first quarter, the company incurred a charge of $7.6 million for restructuring and other related costs primarily relating to facility consolidations in Texas and California. Including this charge, the first quarter net loss was $24.3 million, compared with a net loss of $152.8 million in the fourth quarter; net loss per share was $0.29, compared with a net loss per share of $1.82 in the prior quarter.
    Total cash at the end of the first quarter was $115.5 million, in line with the company's guidance. Total cash at the end of the fourth quarter was $122.8 million.
    "Overall business conditions are improving, and we have greater visibility than we had at this time last quarter," said David D. French, president and CEO of Cirrus Logic Inc. "Demand for our audio products is increasing as distributors and retailers begin to replenish and seasonally build their inventory levels, and as our OEM customers introduce new audio models. We are also seeing increased demand for our video products and are actively engaged with a number of customers in the DVD and hard disk drive-based digital video recording markets with our high-performance CS98200 decoder family and CS92288 encoder product. Video recording customer design wins include Apex, BBK, Digitech, Mustek, Sampo, Samsung, Sony and others. These video recording products are expected to be in production or on retail shelves by this holiday season."
    The company also recently announced that it entered into a strategic relationship with ChipPAC to outsource Cirrus' test operations. This new relationship is expected to provide Cirrus with annual savings of $6 million to $8 million beginning in calendar year 2004.

    Outlook and Guidance

    "While we are encouraged by the increased level of orders we are seeing so far, and by our prospects for revenue growth, we remain cautious regarding the condition of the overall economy and consumer spending in particular for the remainder of the year," said French.

    Second Quarter FY04 (ending Sept. 27, 2003)

    --  Revenue is expected to be $45 million to $50 million.

    --  Gross margins are expected to be 48 percent to 50 percent.

    -- Combined R&D and SG&A expenses are expected to total $33 million to $35 million.

    -- During the second quarter, the company expects to benefit from a $7.2 million reduction in Income Taxes Payable due to the release of a reserve. This release will not have a cash impact.

    -- Total cash at the end of the second quarter is expected to be approximately $106 million to $111 million.

    Conference Call

    Cirrus Logic management will hold a conference call to discuss these results today, July 23, at 4 p.m. Central Time. Those wishing to join should dial 617-801-9702 (pass code: Cirrus Logic) at approximately 3:50 p.m. Central Time. A replay of the call will be available starting one hour after the completion of the call until July 30, 2003. To access the replay, dial 617-801-6888 (pass code:
80339901). A live webcast of the conference call will also be available via the company's Web site at www.cirrus.com.

    Upcoming Investor Conferences

    Cirrus Logic management will be presenting at the Adams Harkness & Hill Summer Seminar in Boston on Aug. 6 at 11:30 a.m. Eastern Time, the Soundview Technology Group Investment Conference in San Francisco at 11:00 a.m. on Aug. 14 Pacific Time, and the SG Cowen Fall Technology Conference in Boston on Sept. 3 at 3:00 p.m. Eastern Time. Those wishing to listen to management's presentation can hear a live and/or an archived webcast via the company's Web site at www.cirrus.com.

    About Cirrus Logic Inc.

    Cirrus Logic is a premier supplier of high-performance analog, mixed-signal and digital processing solutions for consumer entertainment electronics, automotive entertainment and industrial product applications. Building on its global market leadership in audio ICs and its rich mixed-signal patent portfolio, Cirrus Logic targets audio, video and precision mixed-signal applications in these growing markets. The company operates from headquarters in Austin, Texas, with offices in California, Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Except for historical information contained herein, the matters set forth in this news release, including our estimates of second fiscal quarter revenues, research and development and selling, general and administrative expense levels, gross margin and cash levels, and expectations regarding our revenue growth opportunities, including the introduction of new products by other companies containing our components during the second half of fiscal 2004, are forward-looking statements that are subject to certain risks and uncertainties including such factors, among others, as overall conditions in the semiconductor market; the expansion of the consumer digital entertainment electronics market; our ability to successfully realize the benefits of our acquisitions; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the level of orders and shipments during the second fiscal quarter of 2004, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; pricing pressures; hardware or software deficiencies; a shortage of manufacturing capacity; our ability to make continued substantial investments in research and development; the retention of key employees; the impact of restructuring and other costs, such as work force reductions and facility consolidations; asset impairment charges; and the risk factors listed in our Form 10-K for the year ended March 29, 2003, and in other filings with the Securities and Exchange Commission. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise, except as required by law.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.

    Summary financial data follows:


                          CIRRUS LOGIC INC.
           CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)

                                               Quarter Ended
                                       ------------------------------
                                       June 28,  March 29,  June 29,
                                         2003       2003      2002
                                       --------- ---------- ---------
Net sales                               $40,724    $52,145   $76,024
Costs and expenses:
  Cost of sales                          20,989     25,778    37,391
  Research and development               20,646     19,467    27,963
  Selling, general and administrative    12,517     15,342    20,471
  Restructuring and other costs           7,640      1,238     2,085
  Amortization of acquired intangibles    3,778      4,034     4,686
  Impairment of goodwill and other
   intangibles                               --    136,160        --
  Lease termination costs                    --      4,568        --
                                       --------- ---------- ---------
       Total costs and expenses          65,570    206,587    92,596
                                       --------- ---------- ---------
Loss from operations                    (24,846)  (154,442)  (16,572)
Realized gain (loss) on marketable
 equity securities                           --       (238)    1,400
Interest income and (expense), net          623        644       740
Other income (expense), net                 (73)     1,793        74
                                       --------- ---------- ---------
Loss before income taxes and loss from
 discontinued operations                (24,296)  (152,243)  (14,358)
Provision for income taxes                   21        559        29
                                       --------- ---------- ---------
Loss from continuing operations         (24,317)  (152,802)  (14,387)
Loss from discontinued operations            --         --    (1,452)
                                       --------- ---------- ---------
Net loss                               $(24,317) $(152,802) $(15,839)
                                       ========= ========== =========
Basic and diluted loss per share:
  From continuing operations             $(0.29)    $(1.82)   $(0.17)
  Discontinued operations                    --         --     (0.02)
                                       --------- ---------- ---------
                                         $(0.29)    $(1.82)   $(0.19)
                                       ========= ========== =========
Basic and diluted weighted average
 common shares outstanding               83,763     83,754    83,018




                           CIRRUS LOGIC INC.
                 CONSOLIDATED CONDENSED BALANCE SHEET
                            (in thousands)

                                     June 28,   March 29,  June 29,
                                       2003       2003       2002
                                    ----------- --------- -----------
ASSETS                              (unaudited)           (unaudited)
Current assets
 Cash and cash equivalents            $103,667  $110,964    $131,897
 Restricted cash                        11,844    11,844      12,807
 Marketable equity securities              754       543       2,174
 Accounts receivable, net               23,627    22,712      28,889
 Inventories                            21,185    22,339      36,591
 Other current assets                   10,617     8,293      17,840
                                    ----------- --------- -----------
    Total Current Assets               171,694   176,695     230,198

Property and equipment, net             26,987    35,321      33,816
Goodwill and intangibles, net           34,082    38,797     190,248
Other assets                             5,895     6,453       5,198
                                    ----------- --------- -----------
 Total Assets                         $238,658  $257,266    $459,460
                                    =========== ========= ===========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
 Accounts payable and accrued
  liabilities                          $43,900   $43,089     $66,175
 Current maturities of long-term
  debt and capital lease
  obligations                               --        --         248
 Income taxes payable                   37,531    37,820      42,175
                                    ----------- --------- -----------
   Total Current Liabilities            81,431    80,909     108,598

Long-term obligations                   17,077    12,830       5,697

Minority interest in eMicro                 --        --         599

Stockholders' equity:
 Capital stock                         868,827   867,976     865,380
 Accumulated deficit                  (728,229) (703,912)   (520,538)
 Accumulated other comprehensive
  income (loss)                           (448)     (537)       (276)
                                    ----------- --------- -----------
    Total Stockholders' Equity         140,150   163,527     344,566
                                    ----------- --------- -----------
        Total Liabilities and
         Stockholders' Equity         $238,658  $257,266    $459,460
                                    =========== ========= ===========



    CONTACT: Cirrus Logic Inc., Austin
             David Allen, 512-851-4000
             InvestorRelations@cirrus.com